Exhibit 10.4

January 12, 2022

Manuel O. Méndez

Chief Executive Officer

Dear Manuel:

Reference is made to the Employment Agreement between you and Quotient Limited (the “Company”), dated as of February 23, 2021 and as amended June 7, 2021 and October 5, 2021. This will confirm that with the approval of the Company’s Board of Directors, you and the Company have agreed to amend the Employment Agreement by deleting Sections 2.4.1, 2.4.5, 2.4.6, 2.4.7, 2.4.8, 2.4.11, deleting the one before last paragraph relating to reimbursement of relocation expenses of the letter amendment dated October 5, 2021, and adding the following:

“To defray certain of the costs incurred and to be incurred by you in relocating from the United States to Switzerland at the Company’s request, you shall be entitled to a relocation allowance in the aggregate maximum amount of CHF 1’262’536, of which CHF 217’200 will be payable if you acquire a primary residence in Switzerland by March 31, 2022. The relocation allowance is payable net of deductions for social security costs and taxes. You acknowledge and agree that the Company previously has paid directly or reimbursed you for relocation-related expenses in the aggregate amount of CHF 1’000’836, which amounts will be credited against the relocation allowance described above. The Company will pay you CHF 44’500 on account of your relocation allowance on or before January 31, 2022 and will pay the balance of the relocation allowance (which will be CHF 217,200) when you acquire a primary residence in Switzerland (only if such primary residence is acquired by you on or before March 31, 2022). You further acknowledge and agree that except for the relocation allowance provided for above, the Company will have no obligation to pay or reimburse any relocation-related expenses incurred by you.”

Please confirm your agreement to the foregoing by executing this letter in the space provided below and returning it to me.

Sincerely,

Quotient Limited

By:	/s/ Heino von Prondzynski
Heino von Prondzynski
Chairman of the Board

Acknowledged and agreed:

/s/ Manuel O. Méndez
Manuel O. Méndez

Quotient Limited

Registered in Jersey, Channel Islands, number 109886

Registered office – 28 Esplanade, St Helier, Jersey, JE2 3QA, Channel Islands

Correspondence address - PO Box 1075, JTC House, 28 Esplanade, St Helier, Jersey, JE4 2QP, Channel Islands

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